EXHIBIT 1
JOINT FILING AGREEMENT
We, the signatories of the Statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.
Dated: March 17, 2006

By:	/s/ Dr. Pehong Chen
Dr. Pehong Chen

HONU HOLDINGS LLC
By:	/s/ Dr. Pehong Chen
	Name:	Dr. Pehong Chen
	Title:	Member